EXHIBIT 99.3

Sample Stock Purchase Form

Exhibit 99.3 - 1

ISABELLA BANK CORPORATION

Stockholder Dividend Reinvestment

and Employee Stock Purchase Plan

Stock Purchase Form

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So that we may identify your account, please PRINT your name and address below in addition to signing the card.

STOCK PURCHASE FORM -- I hereby appoint the Plan Administrator as my agent under the terms and conditions of the Plan, as described in the Prospectus for the Plan, to receive and apply the following to the purchase of shares, without charge, as provided in the Plan:

OPTIONAL CASH INVESTMENT (Please select only one option.)

☐ 1. CHECK OR MONEY ORDER—The amount payable on the enclosed check or money order made payable to Isabella Bank Corporation, which amount is not less than $100.

☐ 2. AUTOMATIC BANK WITHDRAWAL—$____________, which amount is not less than $25 and shall be automatically deducted from my United States bank account identified below by either a:

☐ ONE-TIME AUTOMATIC BANK WITHDRAWAL, or

☐ MONTHLY AUTOMATIC BANK WITHDRAWAL.

Account Number:___________________________

Routing Number: ___________________________

I understand that, if I selected Monthly Automatic Bank Withdrawals, my United States bank account identified above will be debited monthly in the amount requested on or about the 15th day of each month, until I change or revoke this authorization card.

I acknowledge that dividends received on shares held in my Plan account will automatically be reinvested in additional Common Stock.

Date ______________________________

Participant __________________________

Be sure to date and sign the form and return it to Isabella Bank Corporation, 401 N. Main St., Mt. Pleasant, Michigan, 48858, Attention: Plan Administrator of the Isabella Bank Corporation Stockholder Dividend Reinvestment and Employee Stock Purchase Plan.

99.3 - 2